#021 Putnam Health Sciences Trust
2/29/04 semi annual

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A

Putnam Management has agreed to assume certain expenses incurred by the fund in connection with allegations of improper short-term trading activity. During the funds fiscal period, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $86,676.



72DD1 (000s omitted)

Class A	 	$12,933


72DD2 (000s omitted)

Class M		 $32
Class R		  0
Class Y		  284

73A1

Class A		$0.369

73A2
Class M 		$0.040
Class R		 0.436
Class Y		 0.530

74U1 (000s omitted)

Class A		32,801
Class B		21,718
Class C		   945

74U2 (000s omitted)

Class M		    739
Class R		     --
Class Y		    537

74V1

Class A		$60.72
Class B		 56.25
Class C		 59.05

74V2

Class M		$58.53
Class R		 60.49
Class Y		 61.17